Exhibit 19.1
KENNEDY-WILSON HOLDINGS, INC. INSIDER TRADING POLICY EXECUTIVE SUMMARY
The following executive summary does not purport to be complete and is qualified in its entirety by reference to the full text of the Insider Trading Policy (the “Policy”) and applicable state and federal laws. The Policy, which you are required to read, generally restricts the use and dissemination by “insiders” of “inside information” of Kennedy- Wilson Holdings, Inc., or its affiliates or subsidiaries (collectively, the “Company”) or other entities the Company has a relationship with. If you have questions regarding the Policy, please contact Justin Enbody or In Ku Lee (collectively, the “Senior Advisors”).
Q: What is “Inside Information”?
A: Inside Information is information that is both material and nonpublic. Information is material if a typical investor would likely consider it to be significant in arriving at a decision to buy, sell or hold the stock of a company or would view its disclosure as significantly altering the “total mix” of available information to such investor. For example, information that is likely to move the stock price should be considered material. Information should be considered nonpublic when it has not been made available and disseminated to members of the investing public generally.
Q: Who are “Insiders”?
A: Insiders include: (a) all individuals who are employed by or provide services to the Company or recently ceased having a relationship with the Company and who receive or are exposed to Inside Information; (b) family members and those who share a household with persons subject to the Policy; and (c) IRAs, trusts and other entities controlled by persons subject to the Policy.
Q: What types of actions are restricted by the Policy? A: Examples of restrictions include the following:
•Officers, directors and beneficial owners of more than 10% of the Company’s equity class who purchase and sell, or sell and purchase, Company securities within a 6 month period generally must disgorge all profits from such transactions.
•An Insider may trade in the securities of the Company or any other company about which the Insider has gained Inside Information only after two full business days have elapsed following the disclosure of all such Inside Information to the public through a general release to news outlets.
•Insiders are generally prohibited from discussing Inside Information about the Company or a business partner of the Company: (a) with any persons outside the Company except where authorized by a Senior Advisor; or (b) to a third party that trades on the basis of such Inside Information.

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Exhibit 19.1

•Insiders are prohibited from engaging in speculative transactions involving the securities of the Company (such as trying to profit in short-term movements, either increases or decreases, of the stock price).
•Insiders are prohibited from trading during “blackout” periods imposed by the Company, which will be communicated to Insiders by the Senior Advisors.
•Directors, officers and executive officers and other members of senior management (collectively, “Classified Insiders”) may not trade in the Company’s securities: (a) without obtaining the prior written authorization of a Senior Advisor; or (b) during the period commencing on the 10th day before the end of each fiscal quarter and concluding on the 2nd business day after the date of a public announcement of the Company’s earnings following such fiscal quarter.
IF YOU KNOW OR HAVE REASON TO BELIEVE THAT THE POLICY HAS BEEN OR IS ABOUT TO BE VIOLATED, YOU MUST REPORT THIS INFORMATION IMMEDIATELY TO A SENIOR ADVISOR.

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Exhibit 19.1

KENNEDY-WILSON HOLDINGS, INC. INSIDER TRADING POLICY
This policy supersedes all previous insider trading policies of Kennedy-Wilson Holdings, Inc. and its subsidiaries.

I.Introduction and Purpose of Policy
It is the policy of Kennedy-Wilson Holdings, Inc. (the “Company”) and its subsidiaries to maintain proper procedures to ensure compliance with applicable securities laws and other ethical standards. In the ordinary course of business you may learn, be exposed to or have access to confidential and highly sensitive information regarding the Company, including its subsidiaries and affiliates, and other companies or businesses with which the Company, including its subsidiaries and affiliates, may have or may develop a relationship. Such information may not be adequately disclosed to the general public at the time you become aware of it, but nonetheless may be considered “material” to an investor’s decision about whether to purchase or sell the Company’s stock, or the stock of any of the Company’s publicly traded subsidiaries, (collectively, “Inside Information”). It may be difficult to determine whether particular information is material or not but the discussion under “Forms of Inside Information” contained in Section III below should provide guidance, and if you have any question you should consult with a Senior Advisor (as discussed below). Although you may be entrusted with this information due to your relationship with the Company, the Inside Information is considered and will be regarded as the property of the Company, or its subsidiaries, as applicable. Consequently, pursuant to this Policy as well as various federal and state laws, you may not use Inside Information by purchasing or selling securities yourself or through an agent nor may you pass the information on to others to enable them to profit through trading.
This Policy was developed to provide you with an overview of certain aspects of insider trading. It also was developed generally to advise you of your legal responsibilities in handling Inside Information and the severe repercussions that may be imposed for any misuse of such information. All individuals subject to this Policy are expected to read, abide by and retain this Policy.
Justin Enbody, the Company’s Chief Financial Officer, In Ku Lee, the Company’s Executive Vice President and General Counsel, and such other persons as may be appointed by the Company’s Audit Committee, from time to time (collectively, the “Senior Advisors”), shall be designated to perform the specific duties described in this Policy and to answer any questions about this Policy.
II.Individuals and Entities Subject to Policy
This Policy applies to all individuals, including but not limited to the Company’s officers and directors, executive officers and other management personnel, full-time and part-

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Exhibit 19.1
time employees, temporary employees, consultants, independent contractors, outside advisors and other temporary insiders (including, without limitation, investment bankers,

analysts, accountants and attorneys), who provide services to the Company or any of its subsidiaries and who receive or are exposed to Inside Information. This Policy also applies to family members and those who share a household with someone otherwise subject to this Policy, as well as independent retirement accounts (or “IRAs”), trusts and other entities controlled by those subject to this Policy. In addition, individuals who have recently departed from the Company or any of its subsidiaries or otherwise terminated a relationship with the Company or any of its subsidiaries will be expected to comply with the terms of this Policy for the period of time during which such individuals are in possession of Inside Information until its public release and absorption by the securities market. All of the above-described individuals who are subject to this Policy are referred to herein as “Insiders.”
III.Insider Trading Laws
Securities Covered
The types of securities that may be involved in insider trading include, without limitation, common and preferred stock, bonds and other debt securities if and when issued by the Company or any of its subsidiaries, as well as puts, calls, straddles, options and derivative instruments with respect to such securities. The insider trading laws and this Policy cover not only the Company’s securities but also the securities (and derivatives thereof) of the Company’s subsidiaries and affiliates as well as any other company if you learn something (other than general industry knowledge) during the course of your relationship with the Company or its subsidiaries that is material nonpublic information with respect to such other company. By way of example, learning that the Company’s subsidiary for whom you work may be entering into a contract with a particular company and then trading in the stock of either the Company, the subsidiary for whom you work, or such other company on the basis of such knowledge could be a violation of federal and state laws (as well as this Policy), if information concerning such proposed contract is not known to the general public. Even trading in the stock of a customer or supplier on the basis of nonpublic information overheard or learned may be a violation.
Forms of Inside Information
As noted above, Inside Information is information that is both material and nonpublic. In general, information is considered material if typical investors would likely consider it to be significant in arriving at a decision to buy, sell or hold the stock of a company or would view its disclosure as significantly altering the “total mix” of information available to such investors. Information also is material if it would likely cause a change in the price of a company’s securities if such information became public. Information pertaining to possible future events, such as the potential development of a particular business combination, may be considered material.
For any material information to be considered Inside Information, the information also must be nonpublic. Information should be considered nonpublic when it has not been

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Exhibit 19.1
made available to members of the investing public. It is important to note that even after information is disclosed to the general public or the market, such information still may be considered nonpublic until it has been widely disseminated (such as through a press release or filing with the Securities and Exchange Commission) and the market has had sufficient time to absorb and respond to such information. For this reason, immediate trading is prohibited, as explained in Section IV. below.
Examples of information that may be considered Inside Information include:
•Financial information such as revenues, expenses, earnings, and earnings guidance;
•Information about a transaction that may affect the financial condition or performance of a company, including pending or proposed mergers, acquisitions, tender offers, joint ventures or other business combinations, bankruptcies or receiverships;
•Asset acquisitions or dispositions;
•Information pertaining to new products or customer or supplier arrangements, such as entering into a significant contract or the gain or loss of a substantial customer;
•Management changes and changes in control;
•Changes in previously announced earnings or changes in auditors or the ability to rely on a previously issued auditor’s report;
•Financial liquidity problems;
•Actual or threatened major litigation or resolution of such litigation;
•Marketing campaign information and data (e.g., early delegate registration and enrollment data); and
•Major events regarding a company’s securities, including the declaration of a stock split, change in dividend policy, repurchase plans, changes in stockholders’ rights or the public or private sale of additional securities.
Other types of information may be considered Inside Information at any particular time, depending on the circumstances.
Types of Insider Trading Transactions
Insider trading can include stock purchases, which may result in a profit based on positive information about a company, and stock sales, which may help avoid losses based on negative information about a company. Note that the mere fact you are aware of Inside Information when you trade in a company’s stock may subject you to liability,

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Exhibit 19.1
regardless of whether you decided to trade because of such Inside Information or whether you profited by such trade transaction.

Federal and State Regulations
Rule 10b-5 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), has been determined by the courts to prohibit an insider from trading in the securities of a company on the basis of Inside Information about such company in breach of a duty of trust or confidence owed to such company, the stockholders of such company or any other person who is the source of Inside Information. In addition, Rule 14e-3 of the Exchange Act prohibits the trading of the securities of a company which is the target of a tender offer by any person or entity, other than the offeror in such tender offer, who is in possession of material nonpublic information relating to the tender offer, whether such information is acquired directly or indirectly from the offeror or the company.
The federal securities laws’ insider trading restrictions apply not only to insiders who trade on the basis of Inside Information, but also to those who receive tips regarding Inside Information. In unlawful tipping cases, liability extends to (i) an Insider who discloses or tips Inside Information to third parties (a “tipper”) whether or not the insider personally trades and (ii) a third party, including a relative, business associate or friend (a “tippee”), who has received Inside Information from insiders or from other tippees and trades on the basis of such Inside Information. Liability for an insider’s direct violation or tipping violation under the federal securities laws or for failure to reasonably supervise and impose preventative measures against such violations also may be imposed on individuals and entities that “control” the insider, for example, certain of the Company’s managing officers and supervisors.
Further prohibitions against insider trading or breaching corporate confidences may exist under the statutes and common law of various states or other jurisdictions.
Finally, officers, directors and beneficial owners of more than 10 percent of a company’s equity class also must conduct their transactions in securities in a manner designed to comply with the “short-swing” trading rules of Section 16 of the Exchange Act. The practical effect of these provisions is that officers, directors and beneficial owners of more than 10 percent of Company securities who purchase and sell, or sell and purchase, Company securities, including, potentially, the securities of a publicly traded subsidiary, within a six-month period must disgorge all profits whether or not they had any nonpublic information at the time of the transactions.
Laws and prohibitions against insider trading apply at all times, regardless of whether the Company or any subsidiary of the Company is officially observing a scheduled or special “blackout” period.
IV.Specific Policies and Restrictions
The following policies and restrictions apply to all Insiders. If you violate any of these rules, you may be subject to disciplinary action (including termination of your

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Exhibit 19.1
employment for cause). Although the following policies and restrictions are intended to assist you in complying with the securities laws, it is your individual responsibility to comply with the laws against insider trading and exercise appropriate judgment in connection with any trade of stock. It is important to recognize that while acquisitions of stock that are not made in the public market, including 401(k) purchases (if and when the Company or any subsidiary has a 401(k) program in effect that deals with Company or subsidiary stock) and stock option exercises, are not covered by this Policy, the sale of any shares of stock of the Company or any subsidiary acquired in any such transaction is subject to the terms of this Policy.
Trading Prior to Public Disclosure of Inside Information
No purchases or sales of the Company’s stock or the securities of any subsidiary, affiliate or other company should be made if the Insider is in possession of material nonpublic information or if such transaction would violate a federal or state law or regulatory agency rule or order.
AN INSIDER MAY TRADE IN THE COMPANY’S SECURITIES OR THE SECURITIES OF A SUBSIDIARY, AFFILIATE OR OTHER COMPANY ABOUT WHICH THE INSIDER HAS GAINED INSIDE INFORMATION ONLY AFTER TWO FULL BUSINESS DAYS HAVE ELAPSED FOLLOWING DISCLOSURE OF ALL SUCH INSIDE INFORMATION TO THE PUBLIC THROUGH A GENERAL RELEASE TO NEWS OUTLETS.
This rule is intended to provide the securities markets with sufficient opportunity to absorb and evaluate such Inside Information. For purposes of clarity, in the event that the Company or any of its subsidiaries, affiliates or business partners discloses Inside Information through a general release to news outlets and such release is issued prior to the opening of trading on the morning of a particular business day, the day the release is issued shall be deemed the first business day for purposes of this policy.
Discussion of Company Information
Other than ordinary course discussions with the Senior Advisors or others directed by the Senior Advisors in accordance with fulfilling their duties, Insiders shall not discuss information about the Company, any subsidiary, affiliate or business partner with the press, analysts or other persons outside of the Company.
INSIDERS ARE PROHIBITED FROM PARTICIPATING IN ANY MANNER IN INTERNET OR OTHER ON-LINE BULLETIN BOARDS OR CHAT ROOMS OR SOCIAL NETWORKING SITES ON MATTERS CONCERNING THE COMPANY, ITS SUBSIDIARIES OR AFFILIATES OR RELATED TOPICS UNLESS A SENIOR ADVISOR AUTHORIZES SUCH PARTICIPATION.
Announcements of information regarding the Company, its subsidiaries, affiliates and business partners may only be made by persons specifically authorized by the Company to make such announcements. Laws and regulations govern the nature and

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Exhibit 19.1
timing of such announcements to outsiders or the public and unauthorized disclosure could result in substantial liability for you, the Company, its management and other persons. Inquiries by any third party about such information should be directed to a Senior Advisor immediately.

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Exhibit 19.1

Prohibition of Hedging
Insiders are prohibited from purchasing or selling, or making any offer to purchase or offer to sell, derivative securities relating to securities of the Company or any of its subsidiaries, whether or not issued by the Company or any of its subsidiaries, such as exchange traded options to purchase or sell securities of the Company or any of its subsidiaries (so called “puts” and “calls”) or financial instruments that are designed to hedge or offset any decrease in the market value of securities of the Company or any of its subsidiaries (including but not limited to prepaid variable forward contracts, equity swaps, collars and exchange funds).
INSIDERS MAY NOT ENGAGE IN A SHORT SALE OR ANY EQUIVALENT TRANSACTION INVOLVING THE SECURITIES OF THE COMPANY, ITS SUBSIDIARIES OR AFFILIATES OR THE STOCK OF ANY OF THE COMPANY’S BUSINESS PARTNERS.
A short sale involves selling shares that you do not own at a specified price with the expectation that the price will go down so you can buy the shares at a lower price before you have to deliver them.
Exceptions for Blind Trusts and Pre-Arranged Trading Programs. Rule 10b5-1(c) of the Exchange Act provides an affirmative defense against insider trading liability under federal securities laws for a transaction done pursuant to a “blind trust” or pursuant to a written plan, or a binding contract or instruction, entered into in good faith during a “blackout” period or at a time when an Insider is not aware of material nonpublic information (even though the transaction in question may occur at a time such Insider is aware of material nonpublic information). The Company may permit transactions pursuant to a blind trust or a pre-arranged trading program that complies with Rule 10b5-1 to take place during periods in which the individual entering into the transaction may have material nonpublic information or during “blackout” periods. Insiders wishing to enter into a blind trust arrangement as a Rule 10b5-1 (pre-arranged) trading program must notify a Senior Advisor of such intention. The Senior Advisor will review the proposed arrangements to ensure that they comply with this Policy.
Purchases of Shares on Margin; Pledging the Company’s Securities
Generally, securities that are held in a margin account may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Similarly, securities pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. Insiders are prohibited by this Policy from holding securities of the Company in a margin account or pledging (or hypothecating) such securities as collateral for a loan. Pledges existing as of November 4, 2015 are grandfathered under this Policy on the terms specifically approved by the Board of Directors. Any deviation from this Policy with respect to pledges of the Company’s securities require the prior approval of the Audit Committee of the Company’s Board of Directors.

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Exhibit 19.1

Trading During Blackout Periods
The Company may, at any time, impose a “blackout” period, during which period trading by a specified group of Insiders or all Insiders would be considered inappropriate. A Senior Advisor will communicate the imposition or extension of such a blackout period to all affected parties. Insiders subject to a special “blackout” period may not disclose the fact that trading has been suspended to anyone, including other employees (who may themselves not be subject to the blackout), family members (other than those subject to this Policy), friends or brokers. The imposition of a special blackout period shall be treated as material nonpublic information.
Special Limitations on Classified Insiders
Standing Blackout Periods. Directors, officers and executive officers and other members of senior management (collectively, “Classified Insiders”) may not trade in the Company’s securities during standing “blackout” periods commencing on the tenth (10th) day before the end of each fiscal quarter and concluding at the end of the second business day after the date of a public announcement of the Company’s earnings following such fiscal quarter. Trading may occur outside any such “blackout” period unless prohibited under this Policy or the securities laws due to possession of Inside Information or other restriction.
Pre-Clearance of All Trades. Prior to making any trade in the stock of the Company or any of its subsidiaries or affiliates (even during an open trading period), Classified Insiders must first obtain the written authorization of a Senior Advisor. In addition, such advance approval must be obtained before buying or selling securities in any company that the Classified Insiders know has established or is in the process of establishing a significant business relationship with the Company or any of the Company’s subsidiaries or affiliates, whether as a customer, supplier, affiliate or otherwise. In authorizing a trade, and in addition to reviewing the substance of the proposed trade, the Senior Advisor may consider whether it will be possible for both the individual and the Company or its subsidiary, as applicable, to comply with any applicable public reporting requirements. A Senior Advisor should be contacted at least two business days before you intend to engage in any purchase or sale of such stock.
V.Other Prohibitions
Inside Information is strictly confidential and its dissemination to outsiders is prohibited, other than when authorized by a Senior Advisor. In the absence of such authorization, disclosure through written, oral or electronic means to friends, family members, business contacts or other persons or entities would be considered prohibited dissemination. This Policy prohibits any unauthorized communication of Inside Information to others even when there is no intent or expectation that anyone will profit or otherwise benefit from the Inside Information.
Even the appearance of improper conduct must be avoided to preserve the Company’s reputation for adhering to high ethical standards of conduct. Accordingly, conduct that

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merely suggests the possibility of insider trading may be deemed by the Company in its sole discretion to be a violation of this Policy.
VI.Consequences of Insider Trading
Individuals who trade on material nonpublic information or tip information to others can be subject to an array of civil and criminal penalties and regulatory sanctions. Violations are taken seriously by the Securities and Exchange Commission (the federal agency responsible for enforcing the law in this area) as well as the Department of Justice, the
U.S. Attorney’s Office and state Attorneys General. Potential repercussions include:
•Criminal fines for individuals, regardless of whether a sizable profit or any profit at all was made, and potential incarceration;
•Disgorgement of profits gained or losses avoided and interest thereon (in unlawful tipping situations, tippees may be subject to disgorgement and disgorgement of both the tipper’s and tippees’ profits may be obtained from the tipper);
•Civil penalties of up to three times the profit gained or loss avoided (additional civil penalties are available against registered securities professionals if such professionals willfully aid and abet securities law violations);
•Injunctions against future violations or cease and desist proceedings;
•Temporary or permanent bars from serving as a director or officer of a publicly traded company;
•Bars or suspensions from practicing before the Securities and Exchange Commission for certain professionals; and
•Civil liability in private lawsuits.
Penalties can be imposed even on an individual who is not a director or executive officer. In addition, separate sanctions may be imposed if a person or entity is charged with related offenses, such as mail or wire fraud or violations of the Racketeer Influenced and Corrupt Organizations Act (RICO) or the Money Laundering Control Act.
A company that knew or recklessly disregarded the fact that an employee was likely to engage in illegal trading and failed to take appropriate steps to prevent such illegal trading, is subject to civil and criminal penalties.
In addition to the potentially severe criminal and civil penalties for the violation of insider trading laws, violation of this Policy may result in the imposition of sanctions by the Company or any of its subsidiaries. Sanctions could include immediate dismissal or termination for cause from the Company or any of its subsidiaries, as applicable.

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A conviction or finding of liability for insider trading also sometimes results in individuals being banned from employment in the securities or financial industries or other employment, and even an allegation of insider trading may result in harm to professional and personal reputation.
A transaction that may be necessary or seem justifiable for independent reasons (including a need to raise money for a personal financial emergency) is neither an exception to this Policy nor a safeguard against prosecution for violation of insider trading laws. Instead, you are directed to follow the procedures described under “Assistance, Enforcement of the Policy and Reporting Violations” in Section VII of this Policy.
VII.Assistance, Enforcement of the Policy and Reporting of Violations
There are many “gray areas” in the insider trading laws and you should not try to make your own judgments about what constitutes illegal conduct or conduct violative of this Policy. If you have any questions concerning this Policy, your responsibilities or the responsibilities of others under this Policy or specific transactions, please contact a Senior Advisor. In any event, err on the side of caution.
IF YOU KNOW OR HAVE REASON TO BELIEVE THAT THIS POLICY HAS BEEN OR IS ABOUT TO BE VIOLATED, YOU MUST REPORT THIS INFORMATION IMMEDIATELY TO A SENIOR ADVISOR.
Exceptions may be made to this Policy in limited circumstances when the person requesting exception represents that he or she does not possess material nonpublic information, an emergency, hardship or other special personal circumstance warrants the exception and the exception is legally permissible and does not contravene the purposes of this Policy. Any exception requires the prior written approval of a Senior Advisor (or with respect to exceptions for a Senior Advisor, an executive officer of the Company). It should be understood that exceptions will rarely be made to this Policy and are entirely within the discretion of the Senior Advisors. The Company, including its subsidiaries, and the Senior Advisors shall not be liable in any fashion for failing to provide any requested exception.
Modifications of this Policy may only be made upon the approval of the Company’s Board of Directors.

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Exhibit 19.1

CERTIFICATION

I,      (name), have received and read a copy of the Kennedy-Wilson Holdings, Inc. Insider Trading Policy dated     , 20 . I hereby agree to comply with the specific requirements of the Policy in all respects during my employment or other service relationship with Kennedy-Wilson Holdings, Inc. or its subsidiaries or affiliates. I understand that my failure to comply in all respects with the Policy is a basis for termination for cause of my employment or other service relationship with Kennedy-Wilson Holdings, Inc. or its subsidiaries or affiliates.

(Signature)

(Print Name)

(Date)

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